[LETTERHEAD OF KPMG INTERNATIONAL]

Office of the Chief Accountant
SECPS Letter Files
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street N.W.
Washington, D.C. 20549, USA

16 October 1997

Dear Sirs:

Transmedia Europe, Inc.

We were previously principal accountants for Transmedia Europe, Inc.
and, under the date of December 20, 1996, we reported on the consolidated financial statements of Transmedia Europe, Inc. and subsidiaries as of September 30, 1996 and 1995 and for each of the years in the three year period ended September 30, 1996. On September 26, 1997, we resigned. We have read Transmedia Europe, Inc.'s statements included under item 4 of the Form 8-K dated October 16, 1997, and we agree with such statements.

Yours sincerely,

/s/ KPMG

KPMG